Exhibit 99.1

CONTACT:	J.D. McGraw, Vice Chairman
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Announces Results for Second Quarter 2008

Highlights

•                  Biodiesel revenue of $6,855,000 during second quarter

•                  Two of three Seneca production trains commissioned; start-up operations commenced on third

•                  Over 3 million gallons of biodiesel produced to date at Seneca

•                  Greater than 10% free fatty acid feedstock conversion demonstrated

•                  Repairs at Scott refinery continuing on schedule

HOUSTON, TX – June 10, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced today its results of operation for the quarter ended April 30, 2008.  Biodiesel revenues were $6,855,000 and $8,780,000 for the three months and six months ended April 30, 2008, respectively.  Revenue was generated throughout the period at the Clinton County refinery and began at the Seneca refinery in April 2008 as the start-up and operational testing began for the first production train.  There were no biodiesel revenues for the comparable periods last year as sales first began in late September 2007 with the acquisition of the Clinton County refinery.  Nova reported net losses of $6,413,000, or $0.06 per share, and $11,714,000, or $0.11 per share, for the three and six months ended April 30, 2008, respectively, compared to net losses of $6,683,000, or $0.06 per share, and $10,129,000, or $0.10 per share, for the comparable periods last year.  Share-based compensation expense for the six months ended April 30, 2008 and 2007 were $3,633,000 and $4,633,000, respectively.

“We are very pleased with our progress on refining operations for our own commercial biodiesel production facilities,” said Kenneth T. Hern, Chairman and CEO of Nova.  “Two of our three 20 million gallon per year production trains at Seneca have been commissioned and have operated at nameplate capacity, having processed lower cost feedstocks with free fatty acid levels in excess of 10%.  During the start-up of the Seneca production trains, yield rates have already been demonstrated near the plant design rate.  Our operating results for the quarter reflect only a month of operations of only one train at our Seneca, Illinois refinery.  We are looking forward to reporting our results for the third quarter as we operate multiple trains and fulfill some remaining biodiesel sales commitments made when biodiesel was selling at approximately $3.54 to $4.07 per gallon compared to over $4.80 per gallon today.  Along with other co-products currently being sold, sales of technical grade glycerin are anticipated to begin by the end of June.  Our average feedstock costs since beginning operations at Seneca have been around $0.40 per pound, and we expect our costs to range from $0.40 per pound to $0.42 per pound on average for the third quarter.  As we bring our production trains online, we begin by using a low free fatty acid feedstock and then gradually change the mix to incorporate lower cost, high free fatty acid feedstocks.  We have done this successfully for two trains and have idled one train while we commission the third train to smoothly integrate equipment shakedown, logistical support and overall refinery operations at a methodical and measured pace.  Start-up operations on the third train began a few days ago, and the train is already producing biodiesel at rates above 80% of nameplate capacity.  Our goal is to have all three trains running at nameplate capacity on high free fatty acid feedstock by the end of this fiscal quarter.”

Nova’s patented, proprietary process technology provides true multi-feedstock capabilities to consistently produce high quality biodiesel using lower cost feedstocks.  Biodiesel production costs are highly

Nova Biosource Fuels Announces Results for Second Quarter 2008

June 10, 2008

dependent on feedstock prices, with feedstock representing approximately 75% to 85% of the finished product cost.  The Nova process uses a patented, heterogeneous catalytic conversion process that seamlessly and simultaneously reacts free fatty acids and the glyceride fraction of the feedstock to produce a crude methyl ester stream.  This stream is then recovered through a proprietary distillation-based purification and refining process to produce high quality biodiesel that consistently exceeds ASTM D6751 specifications.  Nova has produced over 3 million gallons of biodiesel at its Seneca refinery with every shipment exceeding ASTM D6751 specifications.

“In addition to the smooth start-up of our Seneca refinery, we are pleased to report that repairs to the Scott biodiesel refinery are continuing on schedule,” said Mr. Hern.  “The replacement pumps are on site, and our engineering and construction teams are working with the owner to complete the installation of the hot oil pumps, commission the utilities systems and begin restarting the refinery in the next couple of weeks.  Also, we have paused production at our Clinton County refinery while we undertake some maintenance and implement steps to run lower cost, low free fatty acid feedstock.  We anticipate restarting Clinton County by the end of June.  Once we have our Seneca refinery operational past the final completion milestone, we plan to add equipment later in the year to enable the Clinton County refinery to process even less expensive, high free fatty acid feedstock and to make other capital improvements, which should allow the refinery to operate profitably.  Once we have Seneca, Clinton County and Scott running at nameplate capacity, we will have 80 million gallons per year of biodiesel refining capacity.  To this end, we will need in the near future to seek additional financing of approximately $10 million to provide additional working capital for the Seneca refinery through expansion and syndication of our credit agreement with WestLB plus equity financing for an additional $5 million to $10 million for general corporate expenses, including general and administrative expenses and operating and capital expenses related to the project planning and engineering for our next biodiesel refinery.  To the extent that we do not raise additional debt or equity financing, we would plan to implement corporate expense reduction measures until the refining operations at Seneca become consistently profitable.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended April 30, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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